Exhibit 24(b)

SECRETARY’S CERTIFICATE OF

BB&T CORPORATION

I, JERONE C. HERRING, as Secretary of the Corporation, DO HEREBY CERTIFY that:

The following is a true and correct copy of a resolution duly adopted at a meeting of the Board of Directors of BB&T Corporation duly called and held on January 17, 2003, at which a quorum was present and acting throughout. Said resolution is still in full force and effect.

“BE IT RESOLVED FURTHER, that each officer and director of the Corporation who may be required to execute the Registration Statements (whether on behalf of the Corporation or as an officer or director of the Corporation) hereby is authorized to execute a power of attorney appointing Jerone C. Herring and Scott E. Reed,and each of them, as his true and lawful attorney and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capabilities, to sign the Registration Statements and any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to the Registration Statements, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, and granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person;”

WITNESS my hand this 12th day of May, 2003.

/s/  JERONE C. HERRING

Jerone C. Herring, Secretary